November 18, 2009

To Our Valued Shareholders:

Over the past several months I have met with a number of you. I am writing at this time to share with all of you what was discussed in those meetings as well as to update you more generally on the state of affairs at our Company. Despite the enormous challenges that have faced us over the past few years, I am pleased to report that we are strong, stable and on course strategically.

Our financial results for 2009 will no doubt reflect a challenging year. Through the third quarter of 2009, we had sustained a year over year sales decline of 34.3% and a loss from operations of $17.0 million, which includes non-recurring charges of $9.8 million. Nevertheless, over the past several months, we have accomplished several of our objectives, all of which are intended to get us back to profitability in 2010, followed in subsequent years by consistent delivery of an acceptable rate of return on invested capital. These accomplishments include:

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Maintaining a Solid Balance Sheet. We made it through the first three quarters of 2009 without any bank indebtedness, as compared to the end of the third quarter during 2008 and 2007 when we had $9.8 million and $23.0 million of borrowings, respectively.

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Improving cash flow. Prior to 2009, we paid for virtually all of our goods via letters of credit, which required a credit facility with significant capacity and resulted in meaningful costs. During 2009, we obtained terms from all of our major suppliers, which has resulted in us increasing our average time outstanding for trade payables to in excess of 40 days and which permitted us to significantly reduce the size of our credit facility and its associated costs.

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Strengthening and, where necessary, rehabilitating retailer relationships. Management has spent significant time and effort successfully working with management at our key accounts to improve and solidify our relationships.

•	Reducing our overhead to a level commensurate with projected revenue. Our restructuring efforts have resulted in $13.1 million of SG&A expense savings on an annualized basis.
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Decentralizing our sourcing to achieve reductions in cost of goods sold. During 2008, we sourced 95+% of our goods within China largely through our own offices in China, which employed over 130 people and were overseen by a global sourcing executive reporting to the Chief Executive Officer. We are now down to 26 employees in China and are making a concerted effort to explore sourcing opportunities in, among other places, Bangladesh, Vietnam, India and Indonesia. In addition, rather than have sourcing as a corporate function, it is now handled at the division level. This structure results in far more effective collaboration between our sales and design teams, on the one hand, and our third party factories, on the other hand, which ultimately results in a lower cost of goods sold and better ingoing margins.

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Creating an experienced, talented and cohesive management team. The senior management team of myself, Howard Zwilling (President of Women’s), Mark Lepine (President of Men’s) and Jonathan Norwood (Chief Financial Officer) is a veteran team that is united, committed and capable. Put most candidly, we are each committed to the turnaround of this Company and are enjoying the day-to-day trials and tribulations of making it happen—it is getting better and easier everyday.

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Launching two major new businesses and laying the groundwork for future initiatives to grow sales. Although it is too soon to pronounce our JOE Joseph Abboud® and Alexander Julian Colours® launches to be unqualified successes, we do know that their selling at retail since their August 2009 launches has exceeded our projections and we are quite optimistic about their future results. In fact, JCPenney has already decided to grow the footprint of Alexander Julian Colours® in its stores.

We cannot predict what 2010 will bring or when the economic recovery will take hold. More importantly, though, we are not waiting around to find out—instead, we are taking the steps necessary to ensure achievement of our financial goals in the face of these headwinds, thereby positioning the Company for even further growth when economic conditions improve. While we continue to be relentless in our efforts to further reduce SG&A expenses, we believe we have adjusted our expenses to a sustainable level. In doing so, we took great care to preserve our sales and design capabilities so that we can support our growth initiatives without significant ramp up costs, thereby driving incremental profit.

As we look forward to reaping a full year’s benefit in 2010 from our recent accomplishments, we continue to execute on our strategy to deliver much improved results by leveraging our core attributes and working toward profitable growth:

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Solid Execution, Reliability and Quality. Leading retailers turn to us for our compelling product design, high quality-value proposition and commitment to customer service. We will not compromise our extraordinarily high standards in this regard. Our goal is to deliver “diamonds” at “cubic zirconium” prices.

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Reinventing the Retailer/Supplier Relationship. By partnering with retailers to assess market opportunity and deliver new and differentiated brands as well as established heritage brands, including Dockers® and Geoffrey Beene®, we are redefining the traditional supplier role.

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Focused Business Plan to Drive Growth Within the Department and Chain Store Channel. Taking a three-pronged approach, we are focused on developing, licensing and acquiring brands that will further strengthen our market share and drive growth.

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Substantial Growth Opportunities Beyond our Historical Channel.We are actively exploring new sales channels including international and shop-at-home, as well as category extensions with existing brands to support the expansion of the business.

Equity Incentive Plan

In order to help management accomplish its goals, our Board recently approved and implemented an equity incentive plan. This marks the first time in over five years that the Company has granted equity to employees and, in so doing, it has begun to remedy a significant problem and disconnect for all of us.

In the absence of equity as a component of our overall compensation scheme, the Company became overly reliant on cash and, more specifically, over-inflated base salaries that had no relationship to performance and results. The Board strongly believes that our new equity incentive plan is in the best interest of stockholders and the Company. The equity awards granted under the plan help to attract, motivate and retain talented employees and non-employee directors, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership. While the grants made to date consist of restricted stock, shares representing 90% of the total are tied to performance criteria. If we do not achieve our financial goals, these shares will revert to the Company. The total dilution to shareholders should all of the shares reserved under the plan ultimately be vested is approximately 13.9%.

Cash Utilization

In my recent shareholder meetings, I was frequently asked what we intend to do with the cash that would accumulate when we are profitable. My response was that the Company would, subject to the terms of our then effective bank agreements, use excess cash to pay dividends. It is the intention of the Board to grow the Company organically and to use cash, to the extent required, to finance such growth. It is not the intention of the Board to sacrifice regular payments of dividends to achieve growth. We believe that the objectives of growth and dividends are compatible and the Company will operate accordingly.

Interest in the Company

With a number of significant accomplishments behind us, a strong strategy in hand, a capable and properly incentivized management team in place, and a Board of Directors that is a constant source of insight and support, I am confident that we are on the right path to increasing shareholder value. One demonstrable testament to this progress is the indications of interest in the Company that we receive from time to time. To date, these indications have, in your Board’s estimation, undervalued the Company and not taken into account the quantifiable improvements that have recently been effectuated. The Board’s response has been “not at this time.” The Board’s position is that when the time is right, the price will be right. Nevertheless, we are extremely mindful of our duty to maximize shareholder value and review all indications of interest with thoughtfulness and sincerity, while continuing to organically increase shareholder value through our daily efforts.

This philosophy is a key manifestation of our awareness that we serve at your pleasure. You hold the power through shareholder action to effect change. We know and accept that deviating from the path we are now on could spur such action. This is why we are so keenly focused on doing the right things for the Company and for you. To this end, we intend to provide you with regular updates, including, if so requested, by way of periodic conference calls.

I encourage you to reach out to me at anytime. I would welcome the opportunity to answer your questions and hear your thoughts on the Company. You can reach me at (212) 822-3143 or hgolden@hamp.com.

Respectfully,

/s/ Heath L. Golden

Heath L. Golden